Exhibit 99.1

Towerstream Reports Upon 2016 Financial Results and Vision for 2017

MIDDLETOWN, R.I., March 31, 2017 (GLOBE NEWSWIRE) -- Towerstream Corporation (OTCQB:TWER), a Fixed Wireless Fiber Alternative Provider, announced today financial results for the year ended December 31, 2016.

"Towerstream's years ending December 31, 2015 and 2016 were filled with dramatic changes" commented Mr. Ernest Ortega who assumed the role of the Company's Chief Executive Officer on January 24, 2017, "and that is reflected in the historical results for those periods".

During those years, the Company exited its unprofitable Hetnets business, implemented a 31% reduction in headcount, significantly reduced overall operating costs throughout all departments, converted $5.0 million of long-term debt into equity thereby reducing annual interest expense, and raised $9.1 million through the sale of stock and warrants.

As a result of the actions described above, total net losses from continuing and discontinuing operations for the years ended December 31, 2015 and 2016 declined from $40.5 million to $22.2 million, a decrease of $18.3 million or 45%. Further, EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) for continuing operations during the year ended December 31, 2016, adjusted for stock-based compensation and non-recurring expenses, improved from a negative $0.5 million during the first quarter to a positive $0.1 million during the fourth quarter. "I am extremely pleased with that trend in EBITDA results for continuing operations and look forward to reporting additional positive EBITDA numbers during the year ahead" remarked Mr. Ortega.

“These actions have enabled us to right size our cost infrastructure to be more in line with our revenue, thus allowing us to take advantage of the opportunities that exist in the marketplace. Our vision for 2017 and beyond", he continued, "is to be the trusted, reliable, and cost-efficient service provider through leveraging our state-of-the-art fixed wireless network to serve both enterprises and service providers. We will achieve this objective through our recently developed Three Year Plan which included rationalization of our product portfolio, restructuring our sales organization and leveraging our existing reliable high-capacity multi-city network. I am happy to report to you that each of those major initiatives have already been implemented and we are beginning to see positive results."

In closing, Mr. Ortega said "Our focus is now to flawlessly execute the new strategy described above. I and my management team firmly believe we have the right strategy in place and that we will catapult Towerstream into a very prosperous future."

Summary Statement of Operations for the Year Ended December 31, 2016 and 2015

(Amounts in millions except loss per share)

	2016	2015

Revenues	$26.9	$27.9
Operating expenses	40.4	40.5
Operating loss	(13.5)	(12.6)
Interest expense	(6.6)	(6.6)
Provision for income taxes	(0.1)	-
Loss from continuing operations	(20.2)	(19.2)
Loss from discontinued operations	(0.3)	(21.3)
Net loss	(20.5)	(40.5)
Deemed dividend to preferred stockholders	(1.7)	-
Net loss attributable to common stockholders	$(22.2)	$(40.5)

Loss per share (basic and diluted):
Continuing operations	$(3.65)	$(5.65)
Discontinued operations	(0.04)	(6.26)
Total	$(3.69)	$(11.91)

Summary Balance Sheets as of December 31, 2016 and 2015

(Amounts in millions)

	2016	2015

Cash	$12.3	$15.1
Other current assets	1.1	7.4
Total current assets	13.4	22.5
Property and equipment (net)	15.3	21.2
Intangibles, goodwill, and other	5.7	3.3
Total assets	$34.4	$47.0

Current liabilities - Continuing operations	$3.3	$5.1
Current liabilities - Discontinued operations	1.2	3.9
Total current liabilities	4.5	9.0
Long-term liabilities - Note payable (net)	31.5	33.0
Long-term liabilities - Other	1.3	2.5
Total liabilities	37.3	44.5
Equity (deficit)	(2.9)	2.5
Total liabilities and equity (deficit)	$34.4	$47.0

About Towerstream Corporation

Towerstream Corporation (OTCQB:TWER / www.towerstream.com) is a leading Fixed-Wireless Fiber Alternative company delivering high-speed Internet access to businesses. The Company offers broadband services in twelve urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

Safe Harbor

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact

Frederick Larcombe

Chief Financial Officer

Towerstream

401-608-8223

flarcombe@towerstream.com

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